Exhibit 99.1

VF Corporation Announces Partial Drawdown of Revolving Credit Facility and Withdraws Full Year Fiscal 2020 Outlook

DENVER--(BUSINESS WIRE)--March 23, 2020--As a result of the current unprecedented period of uncertainty, including the unknown duration and overall impact of the COVID-19 coronavirus outbreak, VF Corporation (NYSE: VFC) today announced additional actions to preserve financial liquidity and flexibility in order to successfully manage its business operations.

Drawdown of Revolving Credit Facility

As previously disclosed, VF maintains a $2.25 billion senior unsecured revolving credit facility that expires in December 2023. In an abundance of caution and as a proactive, precautionary measure, VF elected to draw down $1 billion from its revolving credit facility. The draw down strengthens VF’s cash position and effectively funds the company’s expected working capital requirements through the first half of fiscal 2021. After the draw down, VF expects to have approximately $1.5 billion of cash on hand and approximately $1 billion remaining under the revolving credit facility.

VF also retains access to a commercial paper program which allows for borrowings up to $2.25 billion for short-term, seasonal working capital requirements and general corporate purposes.

Full Year Fiscal 2020 Earnings Outlook Update

As a result of the disruption and uncertainty caused by the COVID-19 coronavirus outbreak, VF is withdrawing its adjusted fiscal 2020 outlook provided on January 23, 2020 and is not providing an updated outlook at this time. More information will be provided during the company’s fourth quarter fiscal 2020 conference call in May 2020.

About VF

Founded in 1899, VF Corporation is one of the world’s largest apparel, footwear and accessories companies connecting people to the lifestyles, activities and experiences they cherish most through a family of iconic outdoor, active and workwear brands including Vans®, The North Face®, Timberland® and Dickies®. Our purpose is to power movements of sustainable and active lifestyles for the betterment of people and our planet. We connect this purpose with a relentless drive to succeed to create value for all stakeholders and use our company as a force for good. For more information, please visit vfc.com.

Forward-looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and Forms 8-K filed or furnished with the SEC.

Contacts

VF Corporation Contacts:
Joe Alkire
Vice President, Corporate Development,
Investor Relations and Treasury
(720) 778-4051

Craig Hodges
Vice President,
Corporate Affairs
(720) 778-4116